Ex 10.54

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between William R. Stewart ("Stewart") and Chugach Electric Association, Inc., an Alaska electrical cooperative association headquartered in Anchorage, Alaska ("Chugach" or "Employer"), retroactive as of July 1, 2006.

      WITNESSETH:

      WHEREAS, Chugach is engaged in the business of production, transmission and distribution of electricity in Alaska;

      WHEREAS, Stewart has skills and experience in electric utility management generally and with the business and technology associated with the production, transmission and distribution of electricity; and

      WHEREAS, Chugach desires to obtain Stewart's services as the Chief Executive Officer of its business, and Stewart desires to be employed in that position by Chugach;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

      1. Employment. Chugach hereby employs Stewart as its Chief Executive Officer, and Stewart hereby accepts such employment upon the terms and conditions hereinafter set forth.

      2.    Duties.

            a. Stewart shall serve as Chugach's Chief Executive Officer and shall perform his services as such within the framework of Chugach's Bylaws, policies, procedures and goals as Chugach's Board of Directors shall from time to time determine, including but not limited to the following:

                  (i) Board Policy 106, Delegations of Authority from the Board of Directors to the Chief Executive Officer, Appendix A hereto;

                  (ii) Board Policy 107, Board of Directors - Chief Executive Officer Relationship, Appendix B hereto; and

                  (iii) Board Policy 118, Delegation of Certain of the Secretary's and Treasurer's Duties to the Chief Executive Officer, Appendix C hereto.

In such capacity, Stewart (i) shall exercise general supervisory responsibility and management authority over Chugach and all of its controlled affiliates and
(ii) shall

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perform such other duties commensurate with his position as may be assigned to him from time to time by the Chugach Board of Directors.

            b. Stewart shall devote substantially all his business time, attention and energies to the performance of his duties and functions under this Agreement and shall not during the term of his employment hereunder be engaged in any other substantial business activity for gain, profit or other pecuniary advantage. Stewart shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever that conflict with his obligations to Chugach during the term of his employment hereunder. Notwithstanding the foregoing, nothing in the foregoing shall be construed so as to limit or prohibit personal investments by Stewart; provided that such investments shall not amount to a controlling interest in any entity (other than trusts, limited partnerships or other entities adopted by Stewart for estate planning purposes). Stewart also agrees that he will not participate in any political activity that will or may reflect adversely upon Chugach without obtaining the prior consent of Chugach's Board of Directors.

            c. Chugach shall furnish Stewart with an office and other facilities at Chugach's headquarters location and services that are suitable to his position and adequate for the performance of his duties and functions hereunder.

      3. Term of the Agreement. The term of this Agreement shall be for a period of three (3) years commencing retroactively on July 1, 2006. This Agreement may be extended by mutual written agreement of the parties reached on or before July 1, 2008, for a minimum of a one (1) year term, and thereafter for additional terms of one or more years on mutual written agreement reached not less than twelve (12) months prior to expiration of the then remaining term. Notwithstanding the foregoing, this Agreement will automatically be extended for successive one-year terms if the Board of Directors does not take formal action otherwise on or before July 1, 2008, and annually thereafter, or unless terminated as provided in Section 10 of this Agreement.

      4. Compensation. Chugach shall pay to Stewart, in consideration of and as compensation for the services agreed to be rendered by Stewart hereunder, the following:

            a. Salary. During the first year of this Agreement (July 1, 2006 - June 30, 2007), Chugach shall pay to Stewart an annual salary of Two Hundred Twenty Thousand Dollars ($220,000 US) (the "Base Salary"), payable in regular installments on Chugach's normal paydays, less withholdings required by law and as authorized by Stewart. On each July 1 anniversary date thereafter, the Base Salary shall be adjusted based upon the percentage increase, if any, in the then most current semi-annual Anchorage CPI-U index published by the U.S. Bureau of Labor Statistics. The Base Salary shall not be decreased due to any reduction in the CPI-U index.

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            b. Discretionary Performance-Based Bonus Program. The Board of
Directors may, in its sole discretion, establish annual or other performance-based objectives for Stewart and assign fixed dollar amount or percentage of Base Salary bonuses for the successful achievement of those objectives. The stated objective(s) will be set forth in Appendix D hereto, to be updated from time to time as the Board sees fit. For each objective met, Stewart will be awarded the bonus associated with that objective, said payment(s) to be made within thirty (30) days of the Board's determination, less withholdings required by law or as authorized by Stewart. The parties acknowledge that such bonus payments to Stewart, if any, are not considered compensation under any of retirement plans offered by Chugach and therefore will not be considered in determining Stewart's retirement benefits.

            c. Use of Company Vehicles. During the Employment Term, Stewart shall be permitted to use Chugach vehicles on company business on a de minimus basis. Stewart shall not be entitled to a company vehicle for personal use.

      5. Chugach-Provided Benefits. During the term of this Agreement and if available then, Stewart shall be entitled to participate in all group health, pension, 401(k), deferred compensation plans and other benefit plans maintained by Chugach and provided to its salaried administrative personnel, on the same terms as apply to participation therein by such personnel generally (except as otherwise provided herein). Further, during the term of this Agreement, Stewart shall be entitled to participate in all fringe benefit programs and shall receive all perquisites if and to the extent that Chugach's Board of Directors establishes and makes such benefits and perquisites available to its salaried administrative personnel generally, including, but not limited to, Employer-paid long-term disability insurance and life insurance coverage.

      6. Holidays, Sick Leave and Annual Leave. Stewart shall be entitled to such holidays, sick leave and annual leave as are provided to Chugach's salaried administrative personnel generally.

      7. Expenses. During the term of this Agreement, Chugach shall reimburse Stewart for all reasonable travel, entertainment and other business expenses incurred or paid by Stewart in performing his duties and functions hereunder, subject to Stewart's accounting for and reporting such expenses pursuant to applicable Chugach policies.

      8. Non-Competition. During the term of this Agreement, during any extension thereof, and for a period of six (6) months after termination of this Agreement, Stewart shall not enter into or participate in any business competitive to the business carried on by Chugach in Southcentral Alaska or at such additional locations, if any, outside Southcentral Alaska at which Chugach conducts business. As used herein, the term "business competitive to the business carried on by

EMPLOYMENT AGREEMENT - 3

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Chugach" means any business that involves the production, transmission or distribution of electricity, and the words "Southcentral Alaska" mean a business conducted in whole or in part within the boundaries of the Municipality of Anchorage, the Kenai Peninsula Borough, or the Matanuska-Susitna Borough. The provisions of this paragraph 8 shall survive the expiration and/or termination of this Agreement. If a court of competent jurisdiction or arbitrator, as the case may be, should declare any or all of this provision unenforceable because of any unreasonable restriction of duration and/or geographical area, then such court or arbitrator shall have the express authority to reform this provision to provide for reasonable restrictions and/or to grant Chugach such other relief, at law or in equity, as is reasonably necessary to protect its interests.

      9. Confidential Information. During the term of this Agreement and for so long thereafter as the information remains confidential, Stewart will not use for his own advantage or disclose to any unauthorized person any confidential information relating to the business operations or properties of Chugach and any affiliate of Chugach. Upon the expiration or termination of this Agreement, upon Chugach's request, Stewart will surrender and deliver to Chugach all documents and information of every kind relating to or connected with Chugach and its affiliates. As used herein "confidential information" means all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning Chugach and its business and operations, including without limitation, any trade-secrets or know-how, computer software programs in both source code and object code, information regarding any product or service, development, technology, technique, process or methodology, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion or acquisition plans, any operational and management guidelines, any cost, pricing or other financial data or projections, and any other information which is to be treated as confidential because of any duty of confidentiality owed by Chugach to any third party or any other information that Chugach shall, in the ordinary course of its business, possess or use and not release externally without restriction on use or disclosure. The foregoing confidential information provision shall not apply to information which: (i) is or becomes publicly known through no wrongful act of Stewart, (ii) is rightfully received from any third party without restriction and without breach by Stewart of this Agreement; or (iii) is independently developed by Stewart after the term of his employment hereunder or is independently developed by a competitor of Chugach at any time. The provisions of this paragraph 9 shall survive the expiration and/or termination of this Agreement.

      10.   Termination.

            a. Termination for Cause. Chugach may terminate Stewart's employment for "cause" immediately upon written notice to Stewart, provided, however, that Stewart has been given ten (10) days written notice of cause for termination and has failed to, or is unable to, cure such cause within that time. Such

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notice shall specify in reasonable detail the acts or omissions that constitute cause for termination. For purposes of this Agreement, "cause" means a business-related reason that is not arbitrary, capricious or illegal and which is based on facts (i) supported by substantial evidence and (ii) reasonably believed by the Board of Directors to be true. Examples of "cause" for termination of employment are provided in Chugach Operating Policy 013 dated September 19, 2001, and are incorporated herein by reference to the extent they are consistent with this Agreement. In the event of the involuntary termination of his employment for cause, Stewart shall not be entitled to receive any compensation hereunder other than his Salary and employee benefits and leave as accrued through the effective date of such termination. Stewart's obligations under Paragraphs 8 and 9 shall continue under the terms and conditions of this Agreement.

            b. Termination Without Cause. Chugach may terminate Stewart's employment without cause at any time during the term of this Agreement or any extension thereof, provided however, that Chugach shall continue to pay Stewart his Base Salary and shall provide him all benefits that he would have received had his employment not been terminated then, said payments and benefits to continue without interruption through the end of the then remaining term of this Agreement.

            c. Voluntary Termination. Stewart may voluntarily terminate his employment under this Agreement at any time upon sixty (60) days' prior written notice to Chugach's Board of Directors, whereupon Chugach's employment of Stewart shall terminate at the end of the sixty (60) day notice period. In the event of Stewart's voluntary termination of employment, he shall not be entitled to receive any compensation hereunder other than his Salary and employee benefits as accrued through the effective date of such termination. Stewart's obligations under Paragraphs 8 and 9 shall continue under the terms and conditions of this Agreement.

            d. Disability. Chugach may terminate Stewart's employment after having established Stewart's Disability, subject to applicable state and/or federal law. For purposes of this Agreement, "Disability" means a physical or mental disability which impairs Stewart's ability to substantially perform his duties under this Agreement and which results in Stewart becoming eligible for long-term disability benefits under Chugach's long-term disability plan (or, if Chugach has no such plan in effect, which impairs Stewart's ability to substantially perform his duties under this Agreement for a period of 180 consecutive days). Stewart shall be entitled to the compensation and benefits provided for under this Agreement for (i) any period during the term of this Agreement and prior to the establishment of Stewart's Disability during which Stewart is unable to work due to a physical or mental disability, or (ii) any period of Disability which is prior to Stewart's termination of employment pursuant to this paragraph.

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            e. Death. This Agreement shall automatically terminate the day after
Stewart's death if it has not already terminated prior to that date.

            f. Miscellaneous. In the event of any termination or attempted termination hereof: (i) if multiple events, occurrences or circumstances are asserted as bases for such termination or attempted termination, the event, occurrence or circumstance that is earliest in time, and any termination or attempted termination found to be proper hereunder based thereon, shall take precedence over the others; (ii) no termination of this Agreement shall relieve or release either party from liability hereunder based on any breach of the terms hereof by such party occurring prior to the termination date; and (iii) the terms of this Agreement relevant to performance or satisfaction of any obligation hereunder expressly remaining to be performed or satisfied in whole or in part at the termination date shall continue in force until such full performance or satisfaction has been accomplished and otherwise neither party hereto shall have any other or further remaining obligations to the other party hereunder.

            g. No Set-off; No Duty of Mitigation. There shall be no right of setoff or counterclaim, in respect of any actual or alleged claim, debt or obligation, against any payments or benefits required to be made or provided to Stewart hereunder, including, without limitation, pursuant to subparagraph 10(b). In the event of any termination of Stewart's employment under subparagraph 10(b), Stewart shall be under no obligation to seek other employment and shall be entitled to all payments or benefits required to be made or provided to Stewart hereunder, without any duty of mitigation of damages and regardless of any other employment obtained by Stewart.

      11. Injunctive Relief. It is agreed that the services of Stewart are unique and that any breach or threatened breach by Stewart of any provision of this Agreement cannot be remedied solely by damages. Accordingly, in the event of a breach by Stewart of his obligations under this Agreement, Chugach shall be entitled to seek and obtain interim restraints and permanent injunctive relief, restraining Stewart and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting either party from seeking injunctive relief to require resolution of disputes or controversies arising out of or relating to this Agreement to be resolved pursuant to paragraph 12 below.

      12. Arbitration. Any dispute or controversy arising out of or relating to this Agreement or any claimed breach hereof shall be resolved, at the request of either party, by a private arbitration proceeding. The request for arbitration shall be made in writing no later than thirty (30) days after the alleged act or omission on which it is based. The arbitration proceeding shall be conducted pursuant to the Alaska Revised Uniform Arbitration Act, AS 09.43.300 - 09.43.595 (the "Act") and the most current version of the employment arbitration rules published by the dispute

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resolution organization whose services are used by these parties (the
"Arbitration Rules"), each of which is incorporated herein by this reference to the extent that the Act and the Arbitration Rules are consistent with this Agreement. The arbitrator shall be an impartial arbitrator qualified to serve in accordance with the Arbitration Rules. The arbitrator shall be selected by mutual agreement of the parties. If the parties are unable to agree to a mutually acceptable arbitrator within twenty-one (21) days of the request for arbitration, Chugach shall select an impartial dispute resolution organization to provide the parties a list of seven (7) arbitrators. After a coin toss to determine who makes the first strike, the parties shall strike names from the list alternately until the name of one arbitrator remains. That arbitrator shall be deemed mutually acceptable to both parties unless the arbitrator is unavailable, in which case the last arbitrator whose name was struck shall be deemed acceptable to the parties, and so on. The arbitration hearing shall be held in Anchorage, Alaska, or in such other place as may be mutually agreed upon by the parties, at a time and location determined by the arbitrator. Within thirty (30) days of the close of the arbitration hearing, the arbitrator shall hand down a written decision and award. The decision shall explain the basis for the arbitrator's award. The arbitrator shall have authority to interpret and enforce this Agreement, but shall not have authority to alter, amend or supersede any provision of this Agreement. The decision and award shall be final and binding on the parties, subject only to such appeal rights as are available under the Act. Either party may seek entry of judgment upon such decision and award in any court having jurisdiction over the parties. The expenses of the arbitration proceeding shall be borne by Chugach. Each party shall pay for and bear the cost of its own experts, witnesses and legal counsel in such arbitration proceeding.

      13.   Indemnification.

            a. Chugach shall indemnify Stewart (as a "protected person") to the fullest extent permitted by AS 10.25.145 (the terms of which are incorporated herein by this reference) against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, penalties and amounts paid in settlement) reasonably incurred by Stewart in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in which Stewart is made, or is threatened to be made, a party to or a witness in such action, suit or proceeding by reason of the fact that he is or was an officer or agent of Chugach or of any of Chugach's controlled affiliates or is or was serving as an officer, trustee, agent or fiduciary of any other entity at the request of Chugach (a "Proceeding").

            b. Chugach shall advance to Stewart all reasonable costs and expenses incurred by him in connection with a Proceeding within twenty (20) days after receipt by Chugach of a written request for such advance, accompanied by an itemized list of the actual or anticipated costs and expenses and Stewart's written undertaking to repay to Chugach on demand the amount of such advance if it shall ultimately be determined that Stewart is not entitled to be indemnified against such

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costs and expenses. Stewart shall periodically account to Chugach for all such costs and expenses incurred by Stewart in connection with his defense of the Proceeding.

            c. The indemnification provided to Stewart hereunder is in addition to, and not in lieu of, any additional indemnification to which he may be entitled pursuant to Chugach's Certificate of Incorporation or Bylaws, any insurance maintained by Chugach from time to time providing coverage to Stewart and other officers and directors of Chugach, or any separate written agreement with Stewart. The provisions of this paragraph 13 shall survive any termination of this Agreement.

      14. Amendment and Modification. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements or understandings between the parties hereto with respect to the subject matter hereof, whether written or oral, including but not limited to the parties' Memorandum of Agreement in Principle and the agreements under which Stewart served as Chugach's interim Chief Executive Officer. Subject to applicable law and upon the consent of Chugach's Board of Directors, this Agreement may be amended, modified and supplemented by written agreement of Chugach and Stewart with respect to any of the terms contained herein.

      15. Waiver of Compliance. Any failure of either party to comply with any obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.

      16. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by registered or certified U.S. Mail, postage prepaid, commercial overnight courier service or transmitted by facsimile and shall be deemed served or delivered to the addressee at the address for such notice specified below when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery or five (5) days after having been mailed, certified or registered, with postage prepaid:

                If to Chugach:                  If to Stewart:

      Chugach Electric Association, Inc.   William R. Stewart
      P.O. Box 196300                      3200 Discovery Bay Drive
      Anchorage, AK 99519-6300             Anchorage, AK 99515

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        Facsimile: (907) 762-4688                         Facsimile:
        Attention: Chairman of Board of Directors

or, in the case of either such party, to such substitute address as such party may designate from time to time for purposes of notices to be given to such party hereunder, which substitute address shall be designated as such in a written notice given to the other party addressed as aforesaid.

      17. Assignment. This Agreement shall inure to the benefit of Stewart and Chugach and be binding upon the successors and general assigns of Employer. This Agreement shall not be assignable by either party except to the extent set forth in paragraph 20.

      18. Enforceability. In the event it is determined that this Agreement is unenforceable in any respect, it is the mutual intent of the parties that it be construed to apply and be enforceable to the maximum extent permitted by applicable law.

      19. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws applicable to contracts executed, delivered and fully to be performed in the State of Alaska.

      20. Beneficiaries: Executive's Representative. Stewart shall be entitled to select (and to change, from time to time, except to the extent prohibited under any applicable law) a beneficiary or beneficiaries to receive any payments, distributions or benefits to be made or distributed hereunder upon or following Stewart's death. Any such designation shall be made by written notice to Chugach. In the event of Stewart's death or of a judicial determination of Stewart's incompetence, references in this Agreement to Stewart shall be deemed, as appropriate, to refer to his designated beneficiary, to his estate or to his executor or personal representative ("Stewart's Representative") solely for the purpose of providing a clear mechanism for the exercise of Stewart's rights hereunder in the case of Stewart's death or disability.

//
//
//

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      IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on and as of the day and year first above written.

                                            CHUGACH ELECTRIC ASSOCIATION, INC.

                                            By: /s/ JEFF LIPSCOMB
                                                -------------------------------
                                            Name: JEFF LIPSCOMB
                                            Title: CHAIRMAN OF THE BOARD

                                            WILLIAM R. STEWART

                                            /s/ WILLIAM R. STEWART
                                            -----------------------------------

EMPLOYMENT AGREEMENT - 10